Exhibit 10.40

STAR GAS PARTNERS, L.P.

CLEARWATER HOUSE

2187 ATLANTIC STREET

STAMFORD, CONNECTICUT 06902

IRIK SEVIN	203-325-5472
CHAIRMAN AND CEO	(FAX) 203-328-7470

October 17, 2003

Mr. David Anthony Shinnebarger

Dear David:

As you are aware, we are all very excited about your joining Star Gas Partners, L.P. as its Chief Marketing Officer. We believe your broad strategic perspective combined with strong execution approach to marketing will be of great assistance in Star’s realizing it’s full growth potential. With that in mind, I have set forth below the terms of your employment.

1.	Title and Responsibilities:

You will be hired by Star Gas Partners, L.P. as its Chief Marketing Officer reporting directly to me as Star’s Chief Executive Officer. In that role you will be responsible for all sales and marketing activities at Star’s two operating subsidiaries, Star Gas Propane and Petroleum Heat and Power Co., Inc. While your primary focus will initially be to improve customer retention and attraction at Petro, it is expected you will also oversee Star Propane’s marketing and sales activities as well as assist both subsidiaries in selling additional rationally related products.

2.	Compensation:

Your annual compensation will consist of a $325,000 annual base salary, plus an annual end-of-year bonus potential equivalent to 100% of base salary for the first year of employment, 150% of base salary in the second year of employment and 200% of base salary in the third year of employment, as described in greater detail below. The annual base salary will be increased in years two and three in accordance with normal salary adjustments made to the Company’s other senior executives. In addition, you will be granted, upon commencement of employment, 4,500 Common Unit Appreciation Rights with a strike price of $22 per unit to vest 25% upon grant and 25% per year on each of the three anniversary dates, thereafter.

David Anthony Shinnebarger

October 17, 2003

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In regard to employee benefits, you will be entitled to participate in the same programs provided generally to Star’s other senior executives.

3.	Annual Bonus

Calculation

As referred to in the “Compensation” section of this letter, you will be entitled to an annual bonus to be calculated as follows:

Your first year bonus will be based on the increase from November 1, 2003 – September 30, 2004 in customers purchasing home heating oil from Star’s Petroleum Heat and Power subsidiary, excluding the effect of accounts obtained through Petro’s acquisition program for two years following the purchase of such accounts. To the extent the customer count remains the same at the end of the period as in the beginning, a bonus of 30% of your salary will be earned (“Base Bonus”). You will be entitled to a bonus over and above this 30%, up to 100% of your annual base salary to the extent there is a 3% net increase in customer count (“Supplemental Bonus”). The actual bonus earned of this additional 70% potential will be 23.3% of your salary for each 1% net increase in customer count up to a maximum of 3%. Any portion of this 70% potential can only be earned if gross customer losses are less than 12.5% (i.e., 2% below the 14.5% annual customer churn rate budgeted for Petro’s 2003 Fiscal Year). See Exhibit I for an example of this calculation.

Your second year bonus will be based on the increase in customers purchasing home heating oil from Petro from October 1, 2004 – September 30, 2005, excluding the effect of accounts obtained through the Petro’s acquisition program. To the extent the net customer count increases 2% from the beginning to the end of the period, a bonus of 30% of salary will be earned. You will earn a bonus over and above this 30% up to 150% of your annual base salary, to the extent there is an 8% increase in customer count. The actual bonus earned of this additional 120% potential will be 20% of salary for each 1% net increase in customer count from 3% to 8%. Any portion of this 120% can only be earned if gross customer losses are less than 10.5% of the company’s beginning of Fiscal Year 2005 customer base.

David Anthony Shinnebarger

October 17, 2003

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Your third year bonus will be based on the increase in customers purchasing home heating oil from Petro from October 1, 2005 – September 30, 2006, excluding the effect of accounts obtained through the Petro’s acquisition program. To the extent the customer count increases 2%, from the beginning to the end of this period, a bonus of 30% of your salary will be earned. You will earn a bonus over and above this 30% up to 200% of your annual base salary, to the extent there is an 8% increase in customer count. The actual bonus earned of this additional 170% potential will be 28.3% of salary for each 1% increase in customer count from 3% to 8%. Any portion of this 170% can only be earned if gross customer losses are less than 8.5% of the company’s beginning of Fiscal Year 2006 customer base.

Please note, that while this is the expected formula to be used in calculating your 2006 Fiscal Year bonus, that is three years away, and should circumstances change, the two of us will discuss at the beginning of that year, whether this formula remains the appropriate basis for bonus calculation.

It is assumed that all marketing programs used to achieve the customer count performance upon which your bonus is based, will involve profitable customers that provide the company with a 17.5% Internal Rate of Return over the expected life of the account.

Payment

Your annual bonus will be paid at the same time as bonuses are remitted to the Company’s other senior executives.

Payment of your earned bonus will be as follows:

a)	The 30% Base Bonus will be paid in cash

b)	The Supplemental Bonus earned over and above 30% of salary will be paid 1/3 in cash and 2/3 in Star Gas Partner’s Common Limited Partner Units. These units will be granted as of the date on which the calculation is made and will vest 1/3 upon grant, 1/3 one year later and 1/3 two years thereafter.

Notwithstanding the foregoing, any portion of your bonus that would have been due in units will be paid in cash if Star Gas Partners has not received all required regulatory approvals to issue the units to you.

David Anthony Shinnebarger

October 17, 2003

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4.	Term: While we expect that you will be with us at least for the three years over which your units vest, your employment will be at will and either of us can terminate on 90 days notice; however, if the Company should terminate your employment for any reason other than for “cause” during your first year of employment, the Partnership will pay you one year’s annual base salary for severance, to be paid out over the following year. If the Company should terminate your employment for any reason other than for “cause” in subsequent years of employment, the Partnership will pay you six (6) month’s annual base salary as severance, to be paid out over the six months following termination. Should your employment be terminated, no bonus will be paid for the year during which the relationship has been severed and all unvested bonus payments shall terminate. Also, should you find other employment during the severance period, your severance compensation shall terminate as of the commencement date of your new employment. For the purpose of this agreement, “Cause” shall mean termination based upon your (i) willful breach or willful neglect of your duties and responsibilities, (ii) conviction (or plea of noto contendere) of a felony occurring on or after the execution of this Agreement, (iii) material breach of this Agreement or any other Agreement to which you and Star Gas Partners are parties (iv) violation of any requirements of law to which you are subject as an officer of Star Gas Partners, or (iv) failure to comply after due notice with Star Gas Partners’ reasonable orders or directives or policies.

Regarding terms of the severance outlined above, should Star Gas Partners fail to perform in accordance with these terms and/or compensate you for earned bonus due under “Section 3. Annual Bonus”, subsections “Calculation” and “Payment”, you will be entitled to reasonable costs of collection, including attorneys’ fees. Further, Star Gas Partners agrees to pay all costs associated with arbitration of any disputes as to pay and/or bonus compensation as a first step towards avoiding litigation.

5.	Post Termination Restrictions: Should you leave the Company’s employment for any reason, (a) you will not reveal any confidential information concerning the Company including, without limitations, our then current and planned business and marketing programs and strategies, (b) for a period of 24 months following such termination, you will not interfere with the Company’s business relationship with any of its then employees, vendors or consultants or directly or indirectly implement the strategies contained in any of the Company’s then marketing or business programs for your own benefit or for the benefit of anyone else, and (c) for a period of 24 months you will not accept employment or have any business relationship with, any home heating oil or propane distributor.

David Anthony Shinnebarger

October 17, 2003

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6.	General: This letter represents our entire understanding, superceding all prior oral or written communication, and is being undertaken without either of us relying on any statement or projection provided by the other, but solely on our respective expertise, analysis and investigations.

Again, we think Star has some very exciting opportunities and we look forward to working together with you, towards realizing its potential.

Sincerely, Star Gas Partners, L. P.

Irik P. Sevin
Chief Executive Officer

Accepted and Agreed to by:

by	/s/ David A. Shinnebarger
David Shinnebarger

Exhibit I

Bonus Calculation

Example

	Customers Decrease Below Beginning of Period Level		0% Customer Growth		1% Customer Growth		4% Customer Growth
Customers – Beginning of Period:	400,000	A/C	400,000	A/C	400,000	A/C	400,000	A/C
Gross Customers – End of Period:	402,000		404,200		408,200		420,200
Customers Obtained Through Acquisitions	(4,200)		(4,200)		(4,200)		(4,200)

Net Customers – End of Period:	397,800		400,000		404,000		416,000
% Increase (Decrease)	(.6)%		—		1.0%		4.0%
Base Bonus - %	0		30%		30%		30%
	$—		$97,500		$97,500		$97,500
Supplemental Bonus - %	—		—		23.3%		70.0%
	$—		—		75,725		227,500

Total Bonus	—		$97,500		$173,225		$325,000

Gross Customer Loss During Period
#	46,000	A/C	50,000	A/C	52,000	A/C	49,600	A/C
%	11.5%		12.5%		13.0%		12.4%
Effect on Bonus	No Effect		No Effect		No Supplemental Bonus		No Effect